Script of the Q4 and Full-Year 2023 Results:

Fourth Quarter and Fiscal Year Ended December 31, 2023 Conference Call

Dan Eaton, Chief Legal Officer: Good afternoon and welcome to Meta Materials’ Fourth Quarter and Fiscal Year Ended December 31, 2023 Earnings Conference Call. I am joined by Uzi Sasson, our President and CEO. Uzi will lead us through the financial discussion later in the call.

First, to review the formalities, our discussion today contains "forward-looking" statements, including statements related to potential future results. Any statements in this conference call that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Meta Materials to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the period ended December 31, 2023. Meta Materials does not undertake any obligation to update forward-looking statements.

Also, please be advised that the financial data related to today’s webcast is available on our website, www.metamaterial.com. Click on Investors and then click on News and Events.

I will now turn the call over to Uzi Sasson, President and CEO, who will discuss the financials in more detail.

Uzi Sasson, President and Chief Executive Officer: Thanks, Dan.

I will first discuss fourth quarter 2023 results.

•
Net revenues for the quarter were $2.3 million dollars versus $1.4 million dollars in net revenues for the same period in the prior fiscal year. This is an increase of 61% over the December 2022 quarter.
•
Gross profit for the quarter ended December 31, 2023 was $1.4 million dollars, or 58.4% of net revenues, as compared to gross profit of $763K dollars, or 52.8% of net revenues, for the same quarter in the prior fiscal year.
•
GAAP operating expenses were $82.0 million dollars for the quarter compared to $24.8 million dollars in the December 2022 quarter. On a non-GAAP basis, excluding $65.6 million dollars of non-cash impairment of long-term assets during the quarter, non-GAAP operating expenses were $16.4 million dollars for the quarter compared to $24.8 million dollars in the December 2022 quarter. On a non-GAAP basis, we reduced the December 2023 quarter expenses by 34% compared to the 2022 comparable period.
•
When reverting to the topic of expenses, we want to provide shareholders with transparency on spending patterns:

60 Highfield Park Drive I Suite 102 I Dartmouth I Nova Scotia I B3A 4R9 I Canada I NASDAQ: MMAT I metamaterial.com

o
R&D spending for the quarter was $4.0 million dollars as compared to $4.3 million dollars in the prior year quarter.
o
SG&A expenses for the quarter were $7.0 million dollars as compared to $13.2 million dollars in the prior year quarter.
o
Capex was approximately $409 thousand dollars for the December quarter. The vast majority of capital expenditures were manufacturing equipment purchases and leasehold improvements.
o
We recorded $1.6 million dollars in restructuring expenses for the three months ended December 31, 2023.
•
GAAP operating loss was $80.7 million dollars for the quarter compared to $24.0 million dollars in the December 2022 quarter. On a non-GAAP basis, , which excludes the $65.6 million dollars of non-cash impairment of long-term assets, non-GAAP operating loss in December 2023 was $15.1 million dollars, which was much improved from the $24.0 million dollars non-GAAP operating loss of the prior year comparable quarter.
•
GAAP net loss for the quarter ended December 31, 2023 was $77.2 million dollars, as compared to net loss of $15.2 million dollars in the December 31, 2022 quarter. This wide differential was almost entirely due to recording a $65.6 million dollar impairment of long-term assets in the quarter, following the GAAP rules.
•
The December 2023 quarter non-GAAP net loss, which excludes the impact of the aforementioned impairment expenses, the depreciation and amortization, and stock-based compensation, was $7.6 million dollars, compared favorably to the non-GAAP net loss of $7.8 million dollars from December 2022.
•
Adjusted EBITDA, which excludes non-cash items such as impairment expenses, depreciation and amortization, and stock-based compensation expense, was $11.1 million dollars for the quarter ended December 31, 2023.
•
Lastly, cash and cash equivalents were at $10.3 million dollars, similar to the prior sequential quarter (of September 2023). This demonstrates a much-improved cash burn rate compared to prior quarters and years.

For the twelve months ended December 31, 2023:

Meta Materials reported net revenues of $8.0 million dollars as compared to net revenues of $10.2 million dollars for the prior fiscal year. This is indicative of the revamped product portfolio, pipeline and refocus on four core products toward commercialization.

I would like to outline a few fiscal year items:

•
Gross profit for the twelve months ended December 31, 2023 was $4.7 million dollars as compared to gross profit of $7.2 million dollars for the prior fiscal year.
•
GAAP operating expenses was $413.5 million dollars for the twelve months ended December 31, 2023, compared to $90.4 million dollars in the twelve months ended December 31, 2022. On a non-GAAP basis, which excluding non-cash impairment of goodwill and long-term assets, non-GAAP operating expenses were $65.8 million dollars compared $90.4 million dollars in 2022. Non-GAAP operating expenses declined more than 27% from fiscal year 2022 to fiscal year 2023.
•
To further elaborate on the operating expenses, we offer the following data:
o
For the year, R&D spending was $19.2 million dollars, as compared to $16.5 million dollars in the prior fiscal year.
o
For the year, SG&A expenses were $29.5 million dollars, a welcome decrease from the 2022 fiscal year SG&A expenses of $51.1 million dollars.
o
We recorded $3.9 million dollars in restructuring expenses for the twelve months ended December 31, 2023.
•
GAAP operating loss was $408.8 million dollars for the twelve months ended December 31, 2023 compared to $83.3 million dollars for the twelve months ended December 31, 2022. On a non-GAAP basis, which excludes non-cash impairment of goodwill and long-term assets, we reduced non-GAAP operating loss to $61.1 million dollars for the fiscal year 2023 versus the $83.3 million dollar non-GAAP operating loss from 2022.
•
For the twelve months ended December 31, 2023, GAAP net loss was $398.2 million dollars, as compared to a net loss of $79.1 million dollars for the prior fiscal year. Excluding the impact of the non-cash impairment of goodwill and long-term assets, the depreciation and amortization, and stock-based compensation, non-GAAP net loss was $36.9 million dollars for 2023, which compared favorably to the non-GAAP net loss of $55.7 million for the prior fiscal year.
•
Adjusted EBITDA, which excludes non-cash items such as impairment expenses, depreciation and amortization, and stock-based compensation expense, was $47.5 million dollars for the fiscal year ended December 31, 2023.

I will now turn the call back to our chief legal officer, Dan Eaton, who will be discussing the share authorization proposal.

DAN: As previously communicated in our shareholder letter from March 6, 2024, commercialization requires capital. That premise has not changed. We noted that new products and applications are driving some organic growth; however, the costs of commercialization outstrip current sales. We need increased investment in capex and inventory to support production efforts across our product lines; as a result, we have analyzed any number of alternative sources of capital. Sale of non-core assets is time consuming, and may be insufficient to cover our capital requirements, while debt capital may be difficult to service and repay.

At this juncture, the best source of capital would be an increase in authorized shares, a proposal upon which shareholders will be voting on April 15th. Our goal is to issue the fewest number of shares, on a measured timeline, to minimize dilution. Failure to increase authorized shares could lead the Company to halt operations. The share authorization proposal was not considered lightly; however, we believe this to be the best course of action.

UZI: We made significant in-roads this year in right-sizing the business, refocusing on four core divisions, reducing overhead and dispatching of expensive and underutilized facilities. We have become very lean in spending and will continue to be cost conscious, without compromising the integrity of our technology. As a result of these efforts, our non-GAAP operating expenses and net losses all pointed in the right direction, while product commercialization efforts remain underway. However, liquidity remains a challenge. As such, the company is exploring all options for financing and restructuring.

We will now open the floor for any analyst questions.

QUESTIONS and ANSWERS

DAN: As there are no more questions and in closing the conference call, we need to remind you that our discussions contained forward looking statements and that there are a number of important factors that could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the period ended December 31, 2023. We do not undertake any obligation to update forward-looking statements.

Thank you all for your time. We also would like to take this opportunity to thank our suppliers, customers, employees and stockholders for their support of Meta Materials.

******

Reconciliation of GAAP to Non-GAAP Financial Measures

In $K	Q4 2023	Q3 2023	Q4 2022	FY 2023	FY 2022
GAAP Operating Expenses	**$ (82,013)**	**$ (16,335)**	**$ (24,797)**	**$ (413,525)**	**$ (90,429)**
Impairment of Long-term assets	65,580	-	-	65,580	-
Goodwill Impairment	-	-	-	282,173	-
Non-GAAP Operating Expenses	**$ (16,433)**	**$ (16,335)**	**$ (24,797)**	**$ (65,772)**	**$ (90,429)**
GAAP Operating Loss	**$ (80,657)**	**$ (14,928)**	**$ (24,034)**	**$ (408,834)**	**$ (83,265)**
Impairment of Long-term assets	65,580	-	-	65,580	-
Goodwill Impairment	-	-	-	282,173	-
Non-GAAP Operating Loss	**(15,077)**	**(14,928)**	**(24,034)**	**(61,081)**	**(83,265)**
Depreciation & Amortization	3,451	3,452	3,895	13,522	9,272
Stock-based Compensation	533	311	3,538	36	14,164
Adjusted EBITDA	**$ (11,093)**	**$ (11,165)**	**$ (16,601)**	**$ (47,523)**	**$ (59,829)**
GAAP Net Loss	**$ (77,172)**	**$ (8,737)**	**$ (15,207)**	**$ (398,232)**	**$ (79,102)**
Impairment of Long-term assets	65,580	-	-	65,580	-
Goodwill Impairment	-	-	-	282,173	-
Depreciation & Amortization	3,451	3,452	3,895	13,522	9,272
Stock-based Compensation	533	311	3,538	36	14,164
Non-GAAP Net Loss	**$ (7,608)**	**$ (4,974)**	**$ (7,774)**	**$ (36,921)**	**$ (55,666)**

Forward Looking Information

This webcast includes forward-looking information or statements within the meaning of Canadian securities laws and within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, regarding the Company, which may include, but are not limited to, statements with respect to the business strategies, product development, restructuring plans and operational activities of the Company. Often but not always, forward-looking information can be identified by the use of words such as “pursuing”, “potential”, “predicts”, “projects”, “seeks”, “plans”, “expect”, “intends”, “anticipated”, “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “should”, “would” or “will” be taken, occur or be achieved. Such statements are based on the current expectations and views of future events of the management of the Company and are based on assumptions and subject to risks and uncertainties. Although the management of the Company believes that the assumptions underlying these statements are reasonable, they may prove to be incorrect. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, the capabilities of our facilities, research and development projects of the Company, the total available market and market potential of the products of the Company, the market position of the Company, the need to raise more capital and the ability to do so, the scalability of the Company’s production ability, capacity for new customer engagements, material selection programs timeframes, the ability to reduce production costs, enhance metamaterials manufacturing capabilities and extend market reach into new applications and industries, the ability to accelerate commercialization plans, the possibility of new customer contracts, the continued engagement of our employees, the technology industry, market strategic and operational activities, and management’s ability to manage and operate the business. More details about these and other risks that may impact the Company’s businesses are described under the heading “Forward-Looking Information” and under the heading “Risk Factors” in the Company’s Form 10-K filed with the SEC on March 23, 2023, in the Company’s Form 10-K/A filed with the SEC on March 24, 2023, in the Company’s Form 10-Q filed with the SEC on November 13, 2023, and in subsequent filings made by Meta Materials with the SEC, which are available on SEC’s website at www.sec.gov. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on any forward-looking statements or information. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required by law.